Exhibit 4.1

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THE GLOBAL SOURCES
EQUITY COMPENSATION (2007) MASTER PLAN
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THE GLOBAL SOURCES

EQUITY COMPENSATION (2007) MASTER PLAN

1.  Name of the Plan

1.1	This equity compensation plan shall be known as “The Global Sources Equity Compensation (2007) Master Plan” (the “Plan”).

2.	Purpose of the Plan

2.1
Under this Plan, grants (“Grants”), or individually a grant (“Grant”), of common shares of One United States Cent (US$0.01) par value each (the “Shares”) of Global Sources Ltd. (the “Company”), may be awarded from time to time to Global Sources Team Members (as defined in Section 4.1 below), by the Plan Committee (as defined in Section 3.3 below); provided however that the total number of all Shares awarded pursuant to such Grants shall not exceed three million (3,000,000) in the aggregate.

3.	Shares Subject to the Plan

3.1
All Shares under a Grant, which have been awarded in accordance with the provisions of this Plan, shall be issued by the Company to Appleby Trust (Bermuda) Limited (“Trustee”) to be held by it as trustee of a trust to be known as “The Global Sources Equity Compensation Trust 2007” (the “Trust”), and shall be eligible for transfer (and shall be transferred) by the Trustee to the respective Global Sources Team Members who have received Grants pursuant to this Plan (each a “Grantee”, and collectively the “Grantees”), subject to and in accordance with the applicable vesting rules and other applicable provisions of this Plan (including but not limited to the provisions of Section 7 below with regard to any adjustments (if applicable)).

3.2	Shares which are not awarded under this Plan shall be available for the award of any future Grant or Grants under this Plan or any subsequent equity compensation plans.

3.3
The document for the establishment of the Trust (“Trust Document”) shall provide for a plan committee (“Plan Committee”) to determine the award and allocation of Grants, Shares and other related benefits to the Grantees. The Plan Committee shall be constituted by the Company pursuant to the Trust Document, and shall consist of not less than three (3) and not more than five (5) individuals to be appointed by the Company’s board of directors. The details of the Plan Committee’s powers, functions and terms of reference shall be set out in the Trust Document.

4.	Eligible Persons

4.1
In this Plan, a “Global Sources Team Member” shall mean any person who is at the time of a Grant (made pursuant to this Plan) employed or engaged (“eligibly employed”) as an employee, director or consultant of:-

(a)	the Company or any of its subsidiaries (the Company and its subsidiaries being hereinafter collectively referred to as the “Global Sources Group”); or

(b)	any independent contractor of any Global Sources Group entity, as determined by the Plan Committee from time to time (“Other Relevant Entity”).

4.2	Global Sources Team Members are eligible to be Grantees.

4.3
The award of Grants shall be determined by resolution of the Plan Committee. The Plan Committee shall also be entitled to determine who amongst the various potentially eligible Grantees shall actually be awarded Shares under a Grant; the number of Shares which may be awarded to a Grantee under a Grant; the applicable periods, schedules, installments, rules, regulations, terms and conditions for the vesting of Shares awarded to Grantees under a Grant (“Vesting Rules”); and such other related benefits and matters, and such other rules and regulations for the carrying out of the Plan, as may be deemed fit or appropriate by the Plan Committee (to the extent not inconsistent with the provisions of this Plan) (“Other Rules/Matters”).

5.	No Payment

5.1	There shall be no payment by a Grantee for Shares awarded under a Grant.

6.	Non-transferability

6.1	Any Grant and any Shares awarded thereunder (whether unvested or vested) shall be non-transferable by the Grantee, except in accordance with the provisions of Section 9 below.

7.	Adjustments

7.1
If the outstanding Shares then subject to this Plan are changed into or exchanged for a different number or kind of shares or securities, as a result of one (1) or more reorganisations, recapitalisations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which Shares pursuant to Grants then outstanding under this Plan may thereafter be vested.

8.	Vesting of Shares and forfeiture of unvested Shares

8.1	Shares under a Grant awarded pursuant to this Plan shall vest in the Grantee in accordance with the applicable Vesting Rules, subject however to the provisions of Section 8.2 below.

8.2	In the case of any Grant awarded hereunder:

(a)
if a Grantee ceases to be eligibly employed by any Global Sources Group entity or any Other Relevant Entity, for any reason whatsoever, other than because of “normal retirement” (as defined in Section 8.3 below) (in which case the provisions of this Section 8.2(a) shall apply), or death or disability (in which case, the provisions of Section 8.2(b) below shall apply), all rights and entitlement of the Grantee to the vesting of Shares which have been awarded pursuant to the Grant, but which have not yet vested at the date of the Grantee ceasing to be eligibly employed, shall automatically terminate and be forfeited, concurrently with such cessation of eligible employment; or

(b)
if the Grantee shall die, become disabled, or take normal retirement while eligibly employed by a Global Sources Group entity or Other Relevant Entity, or, in the case of death, the person or persons to whom the Grantee’s rights under the Grant shall have lawfully passed (whether by will, or by the applicable laws of succession or otherwise), shall retain the same rights of vesting, with respect to Shares already awarded pursuant to the Grant but not yet vested at the time of death, disablement or normal retirement (as the case may be), as would have been available if the Grantee had continued to be eligibly employed.

8.3	For the purposes hereof, “normal retirement” shall mean retirement (from active employment or engagement) by the person eligibly employed:-

(a)	on or after the normal retirement date specified in the applicable pension plan or other applicable retirement policy; or

(b)
if there is no such applicable pension plan or other applicable retirement policy, on or after such normal retirement age as may be prescribed by the Plan Committee (if and to the extent not in contravention of any minimum retirement age prescribed by the applicable law, if any, otherwise the minimum retirement age for the purposes of this subsection (b) shall be that prescribed by the applicable law instead); or

(c)
where, notwithstanding that such retirement occurred before the relevant date referred to in subsection (a) or (b) above, the Plan Committee considers (in its sole and absolute discretion) that such retirement shall be treated as a “normal retirement” for the purposes of this Section 8.

9.	Transfer of Shares

9.1
Upon award of a Grant, the Shares awarded to each Grantee under such Grant shall not vest in the Grantee, but shall be issued by the Company to the Trustee and held by the Trustee for the Grantee and shall only be transferred by the Trustee to the Grantee in accordance with the Vesting Rules prescribed by the Plan Committee, subject however to the provisions of this Section 9 and any other applicable provisions of this Plan.

9.2
At the time when Shares (awarded pursuant to a Grant) are to vest in a Grantee pursuant to the Vesting Rules, the Grantee may direct the Trustee to transfer such Shares to such person as the Grantee directs; provided that, in the event of the Grantee directing the Trustee to transfer the Shares to someone other than the Grantee, the Grantee shall be responsible for (i) any and all compliance with applicable laws and regulations pertaining to such transfer and the eligibility of such other person to accept such transfer and to receive and hold the transferred Shares; and (ii) any and all obligations, liabilities or taxes incurred as a consequence of, or arising from or in connection with, such direction and transfer.

9.3
If Grantee ceases to be eligibly employed by reason of death, disability or normal retirement, before Shares (awarded pursuant to a Grant) have vested in a Grantee pursuant to the Vesting Rules, then the Grantee (or the personal representative of the Grantee as the case may be) may direct the Trustee to transfer to the Grantee (or the personal representative, as the case may be), or to such person as the Grantee (or the personal representative of the Grantee, as the case may be) directs, such Shares, at the time when such Shares are to vest pursuant to the Vesting Rules; provided that, in the event of the Grantee (or the personal representative of the Grantee, as the case may be) directing the Trustee to transfer the Shares to someone other than the Grantee, the Grantee (or the personal representative of the Grantee, as the case may be) shall be responsible for (i) any and all compliance with applicable laws and regulations pertaining to such transfer and the eligibility of such other person to accept such transfer and to receive and hold the transferred Shares; and (ii) any and all obligations, liabilities or taxes incurred as a consequence of, or arising from or in connection with, such direction and transfer.

10.	Plan Duration

10.1	This Plan shall commence on 1 January 2007 (“Commencement Date”) and shall expire on 31 December 2012 (“Expiration Date”), unless terminated earlier in accordance with the provisions of this Plan.

10.2	No Grants may be awarded after the expiration or termination of this Plan.

11.	Administration

11.1	This Plan shall be managed and administered by the Trustee, subject always to the directions of the Plan Committee as provided under the Trust Document.

11.2
The interpretation and construction by the Plan Committee of any of the provisions of this Plan or of any Grants awarded hereunder shall be final and binding upon Grantees and their respective successors, unless otherwise determined by the Company’s board of directors, in which case such determination of the Company’s board of directors shall be final and binding.

11.3	The Trustee, the Plan Committee, the Company’s board of directors and the Company shall not be liable for any action taken, or determination made, in good faith, in connection with this Plan.

11.4
The Plan Committee may, subject to the provisions of this Plan, issue a certificate or other form or forms of instruments (including but not limited to any addendum, supplementary, ancillary, secondary or subsidiary document(s) to this Plan) as the Plan Committee may (in its sole and absolute discretion) determine, for the purposes of documenting and/or evidencing Grants awarded under this Plan, and the Vesting Rules and any Other Rules/Matters pertaining thereto.

11.5
The Company or its board of directors may delegate any of its powers, rights, duties and/or responsibilities under this Plan to the Plan Committee, who may discharge the same with the authority and in the place and stead of the Company or its board of directors (as the case may be).

12.	Government Regulations

12.1
The Trustee shall not issue any Shares under any Grant upon the vesting thereof, unless and until all applicable licences, permissions and authorisations required to be granted by the Government of Bermuda, or by any authority or agency thereof, if any, shall have been duly received.

13.	Costs and Expenses

13.1
All costs and expenses with respect to the adoption of this Plan and in connection with the registration of Shares shall be borne by the Company; provided, however, that (except as otherwise specifically provided in this Plan or in any agreement between the Company and a Grantee), the Company shall not be obliged to pay any costs or expenses (including but not limited to any legal fees) incurred by any Grantee in connection with any Grant or Shares held or transferred by any Grantee.

14.	Amendment or Termination of the Plan

14.1
Subject to the provisions of Section 14.2 below, this Plan may be altered, amended, suspended or terminated by resolution of the Company’s board of directors (acting in their sole and absolute discretion); provided however that, except as otherwise provided in this Plan, no such action shall deprive any Grantee, without his or her consent, of any of his/her rights under a Grant already awarded pursuant to this Plan.

14.2
Save as herein provided, the Company’s board of directors shall not be entitled to take any action with respect to any of the following matters, except with the approval of a resolution of a majority of the shareholders of the Company in general meeting:

(a)	any extension of the Expiration Date of this Plan; or

(b)	any alteration of the class of persons eligible to be Grantees under this Plan.

14.3	For the avoidance of doubt, no amendment of this Plan shall increase the duties and/or responsibilities of the Trustee without its consent.

15.	Limitation of Liability

15.1
No member of the Company’s board of directors or the Plan Committee, or any person authorised to act on their behalf, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan, and all members of the Company’s board of directors or the Plan Committee, and each and any person authorised to act on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

16.	Governing Law and Jurisdiction

16.1
This Plan shall be governed by and interpreted and construed in accordance with the laws of Bermuda; and the Company, the Trustee, the Plan Committee (and its members), and each Grantee, hereby irrevocably submits to the jurisdiction of the courts of Bermuda.